Exhibit 99.1

ZEDGE INCREASES COST REDUCTION EFFORTS TO A TARGETED $4 MILLION ANNUALLY

Estimated total global restructuring and other cost reductions to save $3.9 to $4.1 million annually relative to Q1 FY25 run rate – FY24 free cash flow* was $4.7 million

Total global restructuring efforts to date include a 22% workforce reduction with expected annualized compensation-related cost savings of approximately $2.6 million (pre-tax); additional $0.1 to $0.3 million in annualized non-employee cost reductions being targeted

Other annual cost reductions of $1.2 million stem from the completion of scheduled payments of GuruShots acquisition-related retention bonuses

New York, NY – February 5, 2025 – Zedge, Inc. (NYSE AMERICAN: ZDGE), $ZDGE, a leader in digital marketplaces and interactive games that foster creativity, self-expression and community engagement, today announced additional restructuring initiatives, mainly the closure of its Norway operations. Combined with the previously announced headcount and compensation expense reductions at GuruShots and other initiatives, these actions mark a key milestone in the Company’s strategy to streamline operations and enhance profitability while positioning for growth and revamped focus.

Jonathan Reich, CEO of Zedge, commented:
“Today’s announcement, including the closure of our Norwegian subsidiary, marks an end to our aggressive restructuring efforts. Combined with the actions announced on January 21, 2025, and some additional reductions, we expect to lower our annualized expense run rate by roughly $4 million, or approximately $0.30 per share, on a pre-tax basis. This is significant progress, given that we generated $30 million in revenue and $4.7 million in free cash flow in FY24.

“Beyond cost savings, these measures will consolidate our workforce in Lithuania and Israel, streamlining operations, driving efficiency and reducing expenses beyond compensation. These changes are designed to position us for sustainable growth and support our strategic objectives.”

Estimated Change in Expense (vs Q1 FY25)

in $M	Annualized Reductions
Restructuring:
Compensation-Related Expense	($2.6)
Non-employee	($0.1) - ($0.3)
Other:
Expiration of GS Retention Bonus	($1.2)
Total	($3.9) - ($4.1)

Cost-saving benefits in the above table are expected to begin taking effect in Zedge’s third and fourth fiscal quarters.

Highlights of Zedge’s Restructuring Initiatives

Announced February 5, 2025:

Closure of Norwegian Subsidiary - $0.9 million in annualized compensation-related savings

•	Zedge is ceasing operations in Norway while consolidating its activities in Lithuania and Israel. The Company expects this move to enhance operational efficiency and reduce expenses.

Announced January 21, 2025:

Rightsizing the GuruShots Workforce - $1.7 million in annualized compensation-related savings

•	As part of the restructuring, the GuruShots team underwent a significant reorganization. These changes aim to bring GuruShots closer to breakeven while supporting the development of the GuruShots 2.0 product strategy.

Non-employee expense reduction targets - $0.1 to $0.3 million

•	Zedge is also targeting non-employee expense reductions related to its restructuring initiatives, including scaling back GuruShots paid player acquisition initiatives for the remainder of fiscal 2025.

Reimagining GuruShots Gameplay and Monetization

•	The GuruShots team is conducting a comprehensive review of the game via the GuruShots 2.0 initiative, reimagining gameplay, progression dynamics, monetization strategies, and technology infrastructure. Once the GuruShots 2.0 strategy and roadmap are finalized, Zedge plans to re-invest strategically based on achieving key milestones.

Additional Cost Savings

Zedge also expects to benefit from the completion (in April 2025) of GuruShots employee retention bonuses (that were committed to as part of the 2022 acquisition), which will further reduce GuruShots (and Zedge’s) annualized expense run-rate by approximately $1.2 million beginning in fiscal Q4.

Restructuring Charges
Zedge anticipates accounting charges related to its restructuring efforts will primarily be reflected in the Company’s second and third fiscal quarter results, covering periods ending January 31 and April 30, 2025, respectively.

By completing these restructuring efforts, Zedge is positioning itself for sustainable growth while improving operational focus and cost efficiency.

*	Free cash flow is a non-GAAP metric defined as cash flow from operations ($5.9 million in FY24) minus capital expenditures ($1.2 million in FY24). Zedge believes this is relevant because it is a key valuation metric used by investors to evaluate a company’s performance.

About Zedge

Zedge empowers tens of millions of consumers and creators each month with its suite of interconnected platforms that enable creativity, self-expression and e-commerce and foster community through fun competitions. Zedge’s ecosystem of product offerings includes the Zedge Marketplace, a freemium marketplace offering mobile phone wallpapers, video wallpapers, ringtones, notification sounds, and pAInt, a generative AI image maker; GuruShots, “The World’s Greatest Photography Game,” a skill-based photo challenge game; and Emojipedia, the #1 trusted source for ‘all things emoji.’ For more information, visit https://www.investor.zedge.net/ .

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Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net

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